Exhibit 4.2

Neither the offer nor sale of the securities represented by this certificate has been registered under the Securities Act of 1933, as amended, (the “Act”).  The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under the Act or unless sold pursuant to Rule 144 or Regulation S under the Act.

18% SUBORDINATED SECURED PROMISSORY NOTE

No. 1 US$250,000.00	December 10, 2008 New York, New York

FOR VALUE RECEIVED, the undersigned, ADVANCED GROWING SYSTEMS, INC., a Nevada corporation, (the “Company”), promises to pay to the order of CCM PARTNERS FUND, LP, a Cayman Islands Exempted Limited Partnership, (the “Holder”) or registered assigns, the principal sum of Two Hundred Fifty Thousand Dollars (US$250,000.00) plus accrued and unpaid interest, on the earlier (the “Maturity Date”) of (i) June 10, 2009 (the “Final Maturity Date”), or (ii) the date that this Note may otherwise be due, by acceleration or otherwise, pursuant to this Note or the Note Purchase Agreement dated December 10, 2008 by and between the Company and the Holder (as from time to time amended, the “Note Purchase Agreement”).  Capitalized terms not otherwise defined herein shall be as defined in the Note Purchase Agreement.

1. Interest.  The outstanding principal amount of this Note shall bear simple interest at a rate of eighteen percent (18%) per annum from the date of this Note above until the Maturity Date.  Such interest will be based on a 360-day year and calculated for the actual number of days elapsed in which interest is being calculated.

2. Interest Payments.  The Company shall pay the Holder all accrued but unpaid interest on the first Business Day of each calendar month commencing the month of January 2009 and the Maturity Date.  The Holder shall have no obligation to deliver to the Company any invoice or other statement setting forth the amount of principal, interest or any other amounts due on any payment date, and any absence by the Holder to provide any such invoice or statement shall not reduce or otherwise impair the Company’s obligation to pay any amounts payable hereunder.  The Company shall make all interest payments under this Note to the Holder by 2:00 p.m. on the date when due unless the date is not a Business Day.  If the due date is not a Business Day, payment is due on, and interest will accrue to, the next Business Day.  The Company shall make all payments in United States Dollars in immediately available funds transferred by wire transfer to an account designated by the Holder.

3. Default Interest.  If a Default or an Event of Default, as such terms are defined in the Note Purchase Agreement, has occurred and is continuing, interest shall accrue, in addition to interest under Section 1 above, at the Default Rate, as defined in the Note Purchase Agreement.

4. Seniority.  Except as set forth in the next sentence, this Note shall be senior to all obligations of the Company.  This Note shall be subordinate in payment to that promissory note dated August 20, 2008 between the Company and the Lamassu Capital Management, LLC (the “Senior Note”).

5. Security.  Payment of the principal of, and interest on, this Note, and all other amounts due under the Note Purchase Agreement, is secured by certain real and personal property and certain personal guaranties as provided in the Note Purchase Agreement.

6. Optional Prepayment.  The Company may prepay this Note, in whole, but not in part, at any one time, by paying the Holder an amount equal to the difference between (i) the sum of (A) the original principal amount of this Note; (B) interest otherwise due under this Note as if this Note was paid on the Final Maturity Date; (C) any accrued but unpaid Default Interest, and (D) any costs of collection or other amount otherwise due the Holder pursuant to the Note Purchase Agreement or other Transaction Documents, as referenced therein; less (ii) any principal and accrued interest previously paid to the Holder on this Note

7. Mandatory Prepayment.  Subject as provided in Section 4 above, if, at any time and from time to time, the Company or any Subsidiary raises any capital from the issuance of any equity, equity derivative or debt securities, (excluding capital raised upon exercise of warrants and options outstanding prior to the Closing Date), then the Company shall prepay this Note in the amount equal to the lesser of:

a. the difference between (i) the sum of (A) the original principal amount of this Note; (B) interest otherwise due under this Note as if this Note was paid on the Final Maturity Date; (C) any accrued but unpaid Default Interest, and (D) any costs of collection or other amount otherwise due the Holder pursuant to the Note Purchase Agreement or other Transaction Documents, as referenced therein, and (ii) any principal and accrued interest previously paid to the Holder on this Note, and

b. the gross proceeds from such capital raised from time to time less any amount required to be paid under, and actually paid to the holder of, the Senior Note from the gross proceeds from such capital raise.

8. Payment.  Payment of this Note and all interest thereon shall be paid to the Holder by wire transfer to an account designated by the Holder or at such address outside of the United States and its possessions as the Holder may instruct the Borrower in writing.

9. Portfolio Interest.  It is intended that all interest paid hereunder, whether the original issue discount or Default Interest, shall constitute “portfolio interest” within the meaning of Section 871(h) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.  Under no circumstances will the right to receive any of the interest under this Note be sold or resold to any person, except to a person who is not a United States person.  The Holder represents that it is not a United States person.  Any United States person who does hold any obligation of the Borrower under this Note is subject to limitations under the United States income tax laws.

10. Facsimile Signature.  In the event that the Company’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Company with the same force and effect as if such signature page were an original thereof.

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IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

ADVANCED GROWING SYSTEMS, INC.

By: /s/ Christopher J. Nichols
Name: Christopher J. Nichols
Title: President/CEO

ACKNOWLEDGEMENT

STATE OF ________________________               )

)  ss.:

COUNTY OF ______________________                )

On the ___ day of __________________, 200__, before me, the undersigned, a notary public in and for such state, personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as an executive officer on behalf of _________________________, and that by his signature on the instrument, he executed the instrument, and that he made such appearance before the undersigned.

__________________________________

Notary Public